UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 13, 2007
Date of Earliest Event Reported: August 4, 2007

The Fashion House Holdings, Inc.
(Exact name of registrant as specified in its charter)

Colorado	033-07075-LA	33-1079781
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6310 San Vicente Boulevard, #330 Los Angeles, California		90048-5499
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (323) 939-3031

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.01.  CHANGES IN CONTROL OF REGISTRANT

Effective August 4, 2007, in accordance with the Credit Enhancement Agreement (the “Agreement”) as previously disclosed in our report on Form 8-K filed on September 15, 2006 (the “September 8-K”), The Fashion House Holdings, Inc. (the “Company”) granted to Westrec Capital Partners, LLC, a limited liability company organized under the laws of the State of Delaware (“Westrec”), warrants for an aggregate number of 80,276,960 shares of its common stock, at an exercise price of $0.05 per share.  Upon the issuance of the shares underlying the warrants to Westrec, Westrec owns 76.4% of the Company’s outstanding shares of common stock and, based on the number of outstanding shares as reported in the Company’s Form 10-QSB for the quarter ended March 31, 2007.

The Agreement was subsequently amended and restated as of December 20, 2006 and modified by a letter agreement dated as of April 10, 2007, pursuant to which Westrec is entitled to additional shares underlying the warrant at a reduced exercise price, if the Company: (i) has not received net cash proceeds (after underwriting discounts and brokers fees, commissions and expenses) from the sale of equity securities (excluding cash proceeds from the exercise of options or warrants outstanding on the date hereof) of at least $4,000,000 and (ii) has not made principal payments on a certain loan from Comerica the Loan from Comerica in an aggregate amount not less than the amount of additional advances made by Comerica on the Loan that are guaranteed by the Guarantors during such period as of 12:01 AM California time on August 4, 2007.  On July 9, 2007, the Company and the Westrec entered into a letter agreement pursuant to which Westrec may make direct loans to the Issuer that bear interest at a rate equal to the great of 20% per annum or the sum of (i) the Wall Street Journal Prime Rate plus 11.75% per annum.  These loans are due and payable on demand and may be evidenced by a note in form and substance satisfactory to Westrec.

A copy of the September 8-K is attached to this Report as Exhibit 99.1, and is incorporated herein by this reference.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description
99.1	Form 8-K filed with the Securities and Exchange Commission on September 15, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Fashion House Holdings, Inc.

August 13, 2007	By:	/s/ Michael P. Robbins
Name: Michael P. Robbins
Title: Interim Chief Financial Officer